Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 30th day of October, 2006, by and between Gary Gregg (“Employee”) and 155 East Tropicana, LLC dba Hooters Casino Hotel (“Company”).

WHEREAS, the Company has offered and the Employee has accepted a position of employment as Chief Operating Officer;

NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual promises and mutual covenants contained herein, Company and Employee agree as follows:

1.             EMPLOYMENT TERM.

This Agreement shall commence as of the 30th day of October, 2006, and continue until the 29th day of October, 2009, unless terminated as hereinafter provided.  The Company may renew this Agreement by providing Employee with its written intention to do so within thirty (30) days prior to the expiration of the then current term.

2.             DUTIES.

Employee will perform the duties of Chief Operating Officer in accordance with the Company’s Operating Agreement and Joint Venture Agreement and will perform such other duties and services as required by the Company’s Management Board and/or Chief Executive Officer.  Employee shall report directly to the Company’s Chief Executive Officer.

3.             OTHER SERVICES AND ACTIVITIES.

Employee will devote substantially all of his efforts to the Company’s business.  During the term of this Agreement, Employee will not engage in any other employment or business activity or hold any office or a position in other companies or organizations that would limit the fulfillment of his duties as Chief Operating Officer or that would pose a conflict of interest with the Company’s business.  Employee will obtain express written consent of the Company’s Chief Executive Officer before engaging in any such activity.

4.             COMPENSATION AND BENEFITS.

4.1           Base Salary

Employee will be paid an annual base salary of Two Hundred Fifty Thousand Dollars and 00/100 Cents ($250,000.00), payable in biweekly installments of Nine Thousand Six Hundred Fifteen Dollars and 39/100 Cents ($9,615.39) in accordance with the Company’s regular payroll practices.  Any subsequent increases in base salary shall be determined solely at the discretion of the Company’s Management Board.

4.2           Annual Performance Bonus

Employee will also be eligible to receive an Annual Performance Bonus (“APB”) for the fiscal year beginning January 1, 2007 to December 31, 2007, and each year the contract continues, based on the Company’s performance and EBITDA once the following thresholds have been met:

EBIDTA	Bonus Amount
$15 million but less than $18 million	$100,000.00
$18 million but less than $21 million	$150,000.00
$21 million but less than $24 million	$200,000.00
$24 million or higher	$250,000.00

In order to earn the APB, Employee must be employed by the Company as of December 31, 2007.  The APB, if earned, will be paid following the close of the Company’s books each fiscal year.  The Company’s fiscal year end is December 31.  It is expected that the APB will be paid by February 28 of the year following the close of the fiscal year.

4.3           Benefit Plans

Employee is eligible to enroll in and participate in the Company’s benefit plans (i.e., group health insurance, 401(k), etc.) to the extent such benefits are regularly offered to similarly situated executives of the Company.  Employee’s participation in such benefit plans shall be governed by the applicable guidelines or parameters set for each plan.  To the extent that the Company alters, adds to or discontinues any of its benefit plans during the term of this Agreement, such changes shall also be applicable to Employee.

5.             ILLNESS OR DISABILITY OF EMPLOYEE.

If Employee is unable to perform his duties for the Company for a period of more than ninety (90) days, the Company may terminate this Agreement upon not less than thirty (30) days written notice to the Employee.  In the event of such termination, all of the Company’s obligations hereunder will terminate immediately.

The Company agrees to make available to Employee a Disability Plan to provide for partial salary continuation in the circumstance where Employee is unable to perform services for the Company for a period in excess of ninety (90) days, subject to the terms and conditions of the plan obtained.

6.             DEATH OF EMPLOYEE.

This Agreement shall terminate immediately upon the death of the Employee.  If Employee dies during the term of this Agreement, the Company will pay to Employee’s estate the compensation that would otherwise be payable to Employee through the end of the month of Employee’s death.

7.             TERMINATION FOR CAUSE.

The Company may terminate this Agreement and all of its obligations hereunder upon occurrence of any of the following events:  (a) Employee’s material breach of this Agreement; (b) Employee’s failure or inability to perform his duties within the expectations of the Company; (c) Employee’s conviction of a felony or any other crime involving moral turpitude or dishonesty which, in the good faith opinion of the Company, would impair Employee’s ability to perform his duties or the Company’s business reputation; (d) Employee’s failure or refusal to comply with the Company’s policies, standards or regulations; (e) Employee’s unauthorized disclosure of the Company’s trade secrets and/or other confidential business information; (f) Employee’s breach of his duty of loyalty; (g) Employee’s act of fraud, misrepresentation, theft or embezzlement or the misappropriation of Company assets; or (h) Employee’s failure to secure and/or maintain his required licenses by government agencies with jurisdiction over the Company’s business.

8.             TERMINATION WITHOUT CAUSE.

Should the Company terminate Employee without cause during the term of this Agreement, the total amount owing of compensation, benefits, and wages shall be equal to six (6) months of base salary at the then current rate.

9.             TERMINATION BY EMPLOYEE.

Should Employee desire to terminate employment with the Company prior to the expiration of the term of this Agreement, Employee shall give sixty (60) days advance written notice to the Company.  In the event Employee terminates employment before the expiration of the term of this Agreement and fails to give the required amount of notice, Employee will forfeit his interest in the APB.

10.          CONFIDENTIAL INFORMATION.

Employee agrees that he will not use or disclose (directly or indirectly) any Confidential Information and Trade Secrets of the Company whether in written, verbal, or, model form, at any time or in any manner, except as required and authorized by the Company in the course of Employee’s employment with the Company.  The obligations of this Agreement are continuing and survive the termination of Employee’s employment relationship with the Company.  Employee acknowledges and agrees that such trade secrets and other confidential information constitute the Company’s sole and exclusive property.  For purposes of this Paragraph, the term “Confidential Information and Trade Secrets” refers to any information that is not generally known to persons engaged in business similar to that conducted or contemplated by the Company and includes, without limitation:  know how, trade secrets, business plans, copyrights, inventions, patents, intellectual property, data, process, process parameters, databases, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing, technical plans, computer programs, customer information, customer lists, price lists, supplier lists, marketing plans, financial information, and/or all other compilations of information which relate to the business of the Company, and any other proprietary material of the Company, which have not been released by the Company to the general public.

Upon termination of his employment, Employee shall turn over to the Company the originals, plus all copies, of any and all files, contact lists, phone books, papers, notes, price lists, customer contracts, bids, customer lists, files, notebooks, books, memoranda, drawings, or other documents made, compiled by or delivered to him concerning any customer served by the Company or any product, apparatus, or process manufactured, used, developed or investigated by the Company or containing any Confidential Information or Trade Secrets or otherwise relating to Employee’s performance of duties under this Agreement.  Employee further acknowledges and agrees that all such documents are the Company’s sole and exclusive property.

11.          INDEMNIFICATION.

Employee will keep, save, protect, defend, indemnify and hold the Company harmless from and against any and all costs, claims, expenses, damages, or deficiencies resulting from any misrepresentation, breach, default or non-fulfillment of the terms of this Agreement either made or caused by Employee.

12.          DISPUTE RESOLUTION.

Except for a claim by a party for injunctive relief, any dispute or difference of opinion between the parties involving the meaning, interpretation, and application of any provision of this Agreement, including any dispute which may arise in the future, shall be adjusted exclusively through mediation followed by binding arbitration in Las Vegas, Nevada.  The parties agree to first select a neutral mediator to mediate their dispute, and further agree that if no agreement can be reached, they shall request a panel of mediators from the regional office of the American Arbitration Association with jurisdiction over Las Vegas, Nevada.  Should mediation fail to resolve their dispute, the parties shall attempt to mutually select an arbitrator, and further agree that if no agreement can be reached, they shall request a panel of 15 arbitrators from the Mountain States Employment Panel from the regional office of the American Arbitration Association with jurisdiction over Las Vegas, Nevada.  The Mediator or Arbitrator shall be selected by the mutual strike method; a coin toss will determine the first strike.  The Commercial Arbitration Rules and Mediation Procedures of the AAA will apply, except that no dispute will be submitted to Expedited Arbitration or Large, Complex Case Arbitration without the consent of both parties.  The award of the Arbitrator shall be final and binding on the parties.  The Arbitrator shall have the authority to determine whether the grievant has proven his or its case by a preponderance of the evidence, and the Arbitrator shall have no authority, jurisdiction, or power to amend, modify, nullify, or add to the provisions of this Agreement.  Arbitration costs and attorney’s fees shall be borne by each respective party.  No request to mediate or arbitrate will be entertained or processed unless it is received in writing by the opposing party to this

Agreement within ninety (90) calendar days from the time the aggrieved knew or could have reasonably learned of the breach.  A failure to timely file a claim will render such claim moot.

To the extent that the AAA Commercial Arbitration Rules conflict with this Paragraph, this Paragraph shall govern.

13.          NOTICES.

Any notice required or desired to be given under this Agreement by either party to the other shall be in writing and may be effective by personal delivery or by registered or certified mail at the addresses listed below or at such other addresses as either party may notify the other:

A.	If to the Company, to:	Mr. Neil Kiefer
Hooters Management Corporation
107 Hampton Road, 2nd Floor
Clearwater, Florida 33759

B.	If to the Employee, to:	Mr. Gary Gregg
5204 Jessica Joy St.
Las Vegas NV 89149

Notices personally delivered will be deemed effective upon receipt.  Notices sent by registered or certified mail will be deemed effective three (3) days after mailing.

14.          ENFORCEMENT.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nevada.  In case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

15.          AMENDMENTS.

This Agreement may be amended or modified only by a writing executed and agreed upon by both parties.

16.          WAIVER.

Waiver by either party of any term or condition of this Agreement or any breach hereof will not operate or be construed as a waiver of any other term or condition or subsequent breach.  No waiver shall be binding unless executed in writing by the party making the waiver.

17.          ASSIGNMENT.

Employee acknowledges that his services are unique and personal and, accordingly, Employee may not assign his rights or delegate his duties and obligations under this Agreement.  The Company’s rights and obligations under this Agreement will inure to the benefit of, and be binding upon, the Company’s successors and assigns.

18.          MERGER.

This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements and communications between the parties, whether oral or written, express or implied.

19.          HEADINGS.

The headings of the Paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any of its provisions.

20.          REVIEW/UNDERSTANDING OF AGREEMENT.

Each party to this Agreement has reviewed the Agreement with legal counsel of their choice and has had the opportunity to modify or eliminate any ambiguous provisions.  Therefore, it is agreed that each party hereto is considered a drafter of this Agreement and that the contract interpretation rule which holds ambiguities are to be interpreted against the original drafter of a document is expressly waived by the parties.

21.          COUNTERPARTS.

This Agreement may be executed in any number of counterparts conformed by facsimile signatures transmitted by telephone, each of which shall be deemed a duplicate original.

155 EAST TROPICANA, LLC dba

HOOTERS CASINO HOTEL		GARY GREGG

BY	/s/ Neil G. Kiefer	BY:	/s/ Gary A. Gregg
ITS:	Chief Executive Officer
DATE:	October 23, 2006	DATE:	October 23, 2006